Exhibit 4.1

FIRST AMENDMENT AND CONSENT

THIS FIRST AMENDMENT AND CONSENT, dated as of April 22, 2014 (this “Amendment”), amends the Credit Agreement, dated as of September 21, 2012 (the “Credit Agreement”), among Pentair Ltd. (the “Existing Parent”), Pentair Finance S.A. (the “Company”), certain subsidiaries of the Company (together with the Company, the “Borrowers”), various financial institutions (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the respective meanings ascribed thereto in the Credit Agreement.

WHEREAS, the Existing Parent, the Borrowers, the Lenders and the Administrative Agent have entered into the Credit Agreement;

WHEREAS, the Existing Parent has formed a Subsidiary, Pentair plc (the “Irish Parent”), an Irish public limited company;

WHEREAS, the Existing Parent has formed a Subsidiary, Pentair Investments Switzerland GmbH (the “Swiss Parent”), a Swiss Gesellschaft mit beschränkter Haftung;

WHEREAS, the Existing Parent intends to contribute certain assets (including the stock of its Subsidiaries other than the Irish Parent), liabilities and agreements to the Swiss Parent (the “Contribution”);

WHEREAS, immediately following the Contribution, the Existing Parent intends to merge with and into the Irish Parent, with the Irish Parent being the surviving entity (the “Merger”), pursuant to the Merger Agreement dated as of December 10, 2013 between the Existing Parent and the Irish Parent (the “Merger Agreement”);

WHEREAS, the Irish Parent intends to issue its ordinary shares to the shareholders of the Existing Parent in exchange for the outstanding common shares of the Existing Parent held immediately prior to the Merger (such transaction, together with the Contribution, the Merger and such other transactions as may be reasonably required to consummate the transactions contemplated by the Merger Agreement, the “Restructuring”); and

WHEREAS, the parties hereto desire to amend the Credit Agreement to, among other things, permit the Restructuring and add the Swiss Parent as a guarantor, all as more fully set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 Amendments. On and as of the Effective Date (as defined below), the Credit Agreement is amended as follows:

1.1 Definitions. Section 1 is amended as follows:

(a) The following definitions are added in proper alphabetical order:

“Guarantor” means the Parent and, upon and after the Merger but subject to Section 8.11, the Swiss Parent.

“Merger” means the merger of Pentair Ltd. with and into Pentair plc, an Irish public limited company, with Pentair plc being the surviving entity, pursuant to that certain Merger Agreement dated as of December 10, 2013 between Pentair Ltd. and Pentair plc.

“Senior Notes” means unsubordinated debt securities issued under the Indenture dated as of September 24, 2012 among the Company, the Parent and Wells Fargo Bank, National Association, as trustee.

“Swiss Parent” means Pentair Investments Switzerland GmbH, a Swiss Gesellschaft mit beschränkter Haftung.

(b) The definitions of “Eurocurrency Rate”, “Loan Parties” and “Parent” are amended in their entireties to read as follows, respectively:

“Eurocurrency Rate” means (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (“LIBOR”), as published by Reuters (or another commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time in a manner consistent with any such designation by the Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing on that day or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank market at their request at the date and time of determination.

“Loan Parties” means the Borrowers and the Guarantors.

“Parent” means (a) prior to the Merger, Pentair Ltd., a corporation limited by shares organized under the laws of Switzerland, and (b) upon and after the Merger, Pentair plc, an Irish public limited company.

1.2 Section 2.9.4(a) of the Credit Agreement is amended in its entirety to read as follows:

(a) By entering into this Agreement, the Lenders and the Loan Parties have assumed that the interest payable under this Agreement is not and will not become subject to Swiss Withholding Tax. Therefore, each Guarantor and each Borrower acknowledges and agrees that the interest rates set forth in (and calculated in accordance with) this Section 2.9 shall constitute minimum interest rates.

1.3 Section 6.6(c) of the Credit Agreement is amended in its entirety to read as follows:

(c) (i) Debt of a Subsidiary owed to the Parent or another Subsidiary; and (ii) upon and after the Merger, but subject to Section 6.14, Debt of the Swiss Parent arising under Guarantees of Debt of the Company to the extent this Agreement does not prohibit the Company’s incurrence of such Debt;

1.4 Article VI of the Credit Agreement is amended by adding the following new Section 6.14 to the end thereof:

6.14 Swiss Parent Guaranty. Upon and after the Merger (unless the Swiss Parent ceases to be a Subsidiary of the Parent as the result of a transaction not prohibited hereby), the Swiss Parent shall be a Guarantor hereunder at all times that the Swiss Parent Guarantees the Senior Notes or, if the aggregate outstanding principal amount thereof exceeds $25,000,000, any other Debt of the Company (other than under the Loan Documents).

1.5 Article VIII of the Credit Agreement is hereby amended by adding the following new Section 8.11 to the end thereof:

8.11 Guaranty Matters. The Administrative Agent shall (and the Lenders irrevocably authorize the Administrative Agent to) from time to time after the Merger, release the Swiss Parent from its obligations as a Guarantor hereunder (a) upon request of the Company, if the Swiss Parent ceases to be a Subsidiary of the Parent as the result of a transaction not prohibited hereby and/or (b) upon request of the Company, so long as (i) no Default or Event of Default exists or would result therefrom, (ii) after giving effect to such release, the Company will be in compliance with Section 6.14 and (iii) the Company shall have delivered a certificate to the Administrative Agent (on which the Administrative Agent may rely conclusively absent written notice to the contrary) confirming the matters referred to in the preceding clauses (i) and (ii). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release the Swiss Parent from its obligations as a Guarantor hereunder pursuant to this Section. The Administrative Agent agrees to promptly execute and deliver to the Company all documents reasonably required to evidence any release permitted under this Section.

1.6 Guaranty. Article X of the Credit Agreement is hereby amended in its entirety to read as follows:

ARTICLE X

Guaranty

10.1 Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to each Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each Borrower hereunder. Upon failure by any Borrower to pay punctually any such amount, the Guarantors shall forthwith on demand pay the amount not so paid at the place and in the manner that such Borrower was required to make such payment.

10.2 Guaranty Unconditional. Subject to Section 8.11, the obligations of the Guarantors under this Article X shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower (other than any express written settlement, compromise, waiver or release in favor of a Guarantor in its capacity as a guarantor under this Article X) under this Agreement or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement (other than this Article X and the defined terms used herein) or any Note;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower under this Agreement or any Note;

(d) any change in the corporate existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or such Borrower’s assets or any resulting release or discharge of any obligation of any Borrower contained in this Agreement or any Note;

(e) the existence of any claim, set-off or other rights which either Guarantor may have at any time against any Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any Borrower for any reason of this Agreement or any Note, or any provision of applicable Law or regulation purporting to prohibit the payment by any Borrower of the principal of or interest on any Loan or any other amount payable by any Borrower under this Agreement; or

(g) any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of either Guarantor’s obligations as guarantor hereunder;

it being understood that the foregoing shall not permit any action by the Administrative Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

10.3 Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Section 8.11, each Guarantor’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

10.4 Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand (except as otherwise required in any Loan Document), protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower or any other Person.

10.5 Subrogation. Notwithstanding any payment made by or for the account of any Borrower pursuant to this Article X, neither Guarantor shall be subrogated to any right of the Administrative Agent or any Lender until such time as the Administrative Agent and the Lenders shall have received final payment in cash of the full amount of all principal of and interest on the Loans, all fees, all L/C Obligations and all other Obligations and other amounts payable hereunder.

10.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under this Agreement or any Note is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

10.7 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of the other Guarantor, any other guarantor of the Obligations, the applicable Borrower or any other Person, and a separate action or actions may be brought and prosecuted against either Guarantor whether or not action is brought against the other Guarantor, any other guarantor of the Obligations, any Borrower or any other Person and whether or not any other guarantor, any Borrower or any other Person is joined in any such action or actions.

SECTION 2 Consent to Restructuring. Upon satisfaction of the conditions set forth in Section 5, the Required Lenders consent to the Restructuring and waive any Default or Event of Default that may arise under Section 7.1(k) of the Credit Agreement as a result of the Restructuring.

SECTION 3 Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that, on the Effective Date:

(a) the representations and warranties of the Loan Parties contained in Article V of the Credit Agreement, as amended hereby (excluding the representations and warranties made in Sections 5.4.3 and 5.5), are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date; and

(b) no Event of Default or Default exists.

SECTION 4 Effectiveness of Amendment. This Amendment shall become effective as of the date first written above (the “Effective Date”) when the Administrative Agent shall have received counterparts of this Amendment executed by the Company, the Administrative Agent and the Required Lenders.

SECTION 5 Effectiveness of Consent. Notwithstanding Section 4, the consent set forth in Section 2 shall not be effective until the Administrative Agent has received all of the following (each dated a date reasonably satisfactory to the Administrative Agent):

(a) an assumption and accession agreement, substantially in the form of Exhibit A hereto, executed by each of the Irish Parent and the Swiss Parent (the “Assumption and Accession Agreement”);

(b) to the extent requested by the Administrative Agent (on behalf of itself or any Lender) in writing no later than ten Business Days prior to the date of the Merger, all documents and information required by regulatory authorities under applicable “know-your-customer” rules and regulations with respect to the Irish Parent and the Swiss Parent;

(c) certified copies of resolutions of the board of directors (or equivalent governing body) of the Swiss Parent and the Irish Parent authorizing or ratifying the execution and delivery of the Assumption and Accession Agreement and the performance by such Loan Party of its obligations under the Credit Agreement as amended hereby; and a certificate of the Secretary, an Assistant Secretary or a Director (or other appropriate representative) of the Swiss Parent and the Irish Parent certifying the names of the officer or officers or director or directors authorized to sign the Assumption and Accession Agreement, together with a sample of the true signature of each such officer or director (or other appropriate representative);

(d) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Swiss Parent and the Irish Parent are duly organized or formed, validly existing and (to the extent such concept applies) in good standing in the jurisdictions of their respective organization or formation; and

(e) an opinion letter of (i) Foley & Lardner LLP, New York counsel to the Loan Parties, (ii) Arthur Cox, counsel to the Irish Parent, and (iii) Bär & Karrer AG, counsel to the Swiss Parent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6 Miscellaneous.

6.1 Continuing Effectiveness, etc. As amended hereby, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

6.2 Limitation of its Terms. This Amendment is limited to the matters specifically set forth herein and does not constitute a waiver, consent or amendment with respect to any other matter whatsoever.

6.3 General. The provisions of Sections 9.4 (Expenses; Indemnity; Damage Waiver), 9.6 (Successors and Assigns), 9.9 (Counterparts), 9.15 (Governing Law) and 9.16 (Waiver of Right to Jury Trial) of the Credit Agreement are incorporated into this Amendment as if fully set forth herein, mutatis mutandis.

6.4 Loan Document. This Amendment is a Loan Document.

[Signature Pages Follow]

Delivered as of the day and year first above written.

PENTAIR FINANCE S.A., as the Company

By:	/s/ Michael G. Meyer
Name: Title:	Michael G. Meyer Director

First Amendment and Consent

BANK OF AMERICA, N.A.,
as Administrative Agent, as an Issuing Bank and as a Lender

By	/s/ Christopher Wozniak
Name	Christopher Wozniak
Title:	Vice President

BANK OF AMERICA, N.A., CANADA BRANCH,
as Canadian Administrative Agent and as a Canadian Lender

By	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED,
as Euro Swing Line Lender

By	/s/ Gary Saint
Name	Gary Saint
Title	Director

JPMORGAN CHASE BANK, N.A.,
as an Issuing Bank and as a Lender

By	/s/ Suzanne Ergastolo
Name	Suzanne Ergastolo
Title	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as an Issuing Bank, as a Lender and as US Swing Line Lender

By	/s/ Edward B. Hanson
Name	Edward B. Hanson
Title	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Mark H. Maloney
Name	Mark Maloney
Title	Authorized Signatory

WELLS FARGO BANK, N.A.

By	/s/ Keith Luettel
Name:	Keith Luettel
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Michael J. Cortesa
Name	Michael J. Cortesa
Title	Vice President

CITIBANK, N.A.

By	/s/ Susan Manuelle
Name:	Susan Manuelle
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

ING BANK N.V., DUBLIN BRANCH

By	/s/ Aidan Neill
Name:	Aidan Neill
Title:	Director

By	/s/ Padraig Matthews
Name:	Padraig Matthews
Title:	Vice President

THE BANK OF NEW YORK MELLON

By	/s/ John T. Smathers
Name	John T. Smathers
Title	First Vice President

BANK OF MONTREAL

By	/s/ R.S. Green
Name	R.S. Green
Title	Director

BANK OF MONTREAL, LONDON BRANCH

By	/s/
Name
Title	MD

HSBC BANK USA, N.A.

By	/s/ Matthew Brannon
Name:	Matthew Brannon
Title:	AVP

BARCLAYS BANK PLC

By	/s/ Ronnie Glenn
Name	Ronnie Glenn
Title	Vice President

BNP PARIBAS

By	/s/ Nader Tannous
Name	Nader Tannous
Title	Managing Director

By	/s/ Todd Grossnickle
Name	Todd Grossnickle
Title	Vice President

SANTANDER BANK N.A. ( Formerly known as SOVEREIGN BANK, N.A.)

By	/s/ Francis D. Phillips
Name	Francis D. Phillips
Title	SVP

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By	/s/ Damodar Menon
Name:	Damodar Menon
Title:	Executive Director

COMPASS BANK

By	/s/ Michael Dixon
Name	Michael Dixon
Title	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ James Welch
Name:	James Welch
Title:	Director

BANK OF CHINA, LOS ANGELES BRANCH

By	/s/ Ying Chen
Name:	Ying Chen
Title:	VP & Deputy Branch Manager

THE NORTHERN TRUST COMPANY

By	/s/ Molly Drennan
Name	Molly Drennan
Title	Senior Vice President

INTESA SANPAOLO S.P.A.

By	/s/ Francesco Di Mario
Name:	Francesco Di Mario
Title:	FVP & Head of Credit

By	/s/ John Michalisin
Name:	John Michalisin
Title:	FVP

THE BANK OF NOVA SCOTIA

By	/s/ Rafael Tobon
Name:	Rafael Tobon
Title:	Director

EXHIBIT A

ASSUMPTION AND ACCESSION AGREEMENT

Date: [            ], 2014

To:	Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of September 21, 2012 (as previously amended, the “Credit Agreement”) among Pentair Finance S.A., various affiliates thereof, various financial institutions and Bank of America, N.A., as Administrative Agent.

Ladies/Gentlemen:

As contemplated by the First Amendment and Consent, dated as of April 22, 2014 to the Credit Agreement, upon the Merger, each of Pentair plc and the Swiss Parent are to be parties to the Credit Agreement. Accordingly, each of Pentair plc and the Swiss Parent acknowledges and agrees as follows:

1. Pentair plc acknowledges that, effective upon the Merger. it will become a party to the Credit Agreement. In furtherance of the foregoing, Pentair plc agrees that, effective upon the Merger, (a) it will have assumed all obligations of Pentair Ltd. under the Credit Agreement and (b) it will perform all of the obligations of the “Parent” under the Credit Agreement. Without limiting the foregoing, Pentair plc confirms that, upon the effectiveness of the Merger, its guaranty of the obligations of each Borrower set forth in Article X of the Credit Agreement will be effective.

2. Effective upon the Merger, the Swiss Parent will become a party to the Credit Agreement. In furtherance of the foregoing, the Swiss Parent agrees that, effective upon the Merger, (a) it will be bound by the Credit Agreement in all respects as if it had been an original party thereto and (b) it will perform all of the obligations of a “Guarantor” under the Credit Agreement.

[Signatures begin on the following page]

First Amendment and Consent

PENTAIR plc	PENTAIR INVESTMENTS SWITZERLAND GmbH

By:	By:
Name: Title:	Name: Title:

First Amendment and Consent